EDUCATION REALTY TRUST ANNOUNCES
FOURTH QUARTER 2010 RESULTS

2010 Core FFO per Share of $0.44 Exceeds Top End of Earnings Guidance by 5%

MEMPHIS, TN, February 24, 2011 - Education Realty Trust Inc. (NYSE:EDR), a leader in the ownership, development and management of collegiate housing, today announced operating results for the quarter ended December 31, 2010.

Fourth Quarter Highlights and Recent Announcements

•	Core funds from operations (“Core FFO”) per share/unit was $0.16 for the fourth quarter and $0.44 for the full year, which compares to previous full year guidance of $0.38 to $0.42;

•	Same-community net operating income increased 1.5% for the fourth quarter on a 3.2% increase in revenue and a 5.7% increase in operating expenses;

•	Awarded a new ONE PlanSM on-campus development at Syracuse University. This represents the Company’s third ONE PlanSM development and second such project at Syracuse University;

•	Entered into a joint venture agreement for the development of a 774-bed community adjacent to the University of Alabama;

•	Completed the acquisition of a 641-bed community at the University of Virginia in Charlottesville, Virginia for $45.5 million;

•	Completed a significant repositioning of the portfolio with the sales of ten lower growth non-core communities for gross proceeds of $99.2 million;

•	Entered into a lease agreement with a purchase option for our community at Clayton State University;

•	Completed a follow-on equity offering in January of 2011, raising net proceeds of approximately $91.7 million; and

•	Strengthened the balance sheet with the repositioning transactions and follow-on equity offering, improving proforma net debt to enterprise value to 29.2% and debt to gross assets to 35.5%.

“During 2010, we made considerable progress toward achieving many of our strategic initiatives that resulted in increases in cash flow and earnings relative to our initial expectations," stated Randy Churchey, Education Realty Trust’s president and chief executive officer. “The Company’s balance sheet is the strongest it has been in five years and, as we started to demonstrate last year, we now have the financial flexibility to execute on our acquisition and development strategy to add assets at larger more robust colleges and universities. As we enter 2011, we are already building on our momentum to prudently accelerate our growth with two new projects at Syracuse University and the University of Alabama. Our team’s efforts are focused on maximizing the value for our existing assets during the current leasing season and securing additional projects and acquisitions that will bolster our portfolio, which should translate into long-term value creation for our shareholders.”

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the fourth quarter of 2010 was a loss of $1.8 million, or $0.03 per diluted share, compared to a net loss attributable to common shareholders of $0.5 million, or $0.01 per diluted share, for the same period in 2009.

Funds From Operations

Core FFO for the fourth quarter of 2010 was $9.5 million as compared to $10.5 million in the prior year, while Core FFO per share/unit for the quarter was $0.16 compared to $0.18 in the prior year, mostly reflecting lower development services revenue.

FFO for the fourth quarter of 2010 was $5.5 million compared to $7.3 million for the same period last year.  FFO per share/unit for the fourth quarter was $0.09 compared to $0.13 in the fourth quarter of 2009.  The decline in FFO per share/unit was mainly due to the lower development services revenue as acquisition costs and losses on extinguishment of debt incurred in 2010 were offset by impairment losses recognized in the fourth quarter of 2009.

A reconciliation of FFO and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $15.0 million for the fourth quarter of 2010, an increase of 1.5%, or $0.2 million, from the prior year.  This growth in operating income was the result of a 3.2%, or $0.8 million, increase in revenue and a 5.7%, or $0.6 million, increase in operating expenses.  The revenue growth was driven by a 2.1% increase in occupancies and a 1.5% increase in net rental rates, which were offset by a 0.4% decline related to other revenue.  The net apartment rent increase of 3.6% for the quarter was slightly below the 4.3% discussed in our third quarter earnings release mostly as a result of the repositioned assets being classified as discontinued operations in the fourth quarter.  Operating expenses increased in the quarter due mostly to the timing of expenditures in 2010 versus 2009.  For instance, we incurred higher marketing costs in the fourth quarter of 2010 due to the early roll out of all new marketing materials.  On top of a 4.6% reduction in 2009, same-community operating expenses for the full year 2010 were flat as compared to 2009.

Preleasing for Fall 2011

Same-community preleasing for the 2011/2012 lease term is 94 basis points behind the prior year in occupancy with 32.6% of beds preleased for the fall.  Net rental rates for the 2011/2012 lease term are currently projected to be approximately 4% ahead of last year.

The Company publishes a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382

Investment Activity

The Company was selected to develop, own and manage Campus West, an on-campus collegiate community at Syracuse University.  The planned 312-bed, $29.9 million project is the Company’s third ONE PlanSM development and second such project at Syracuse University.  Construction is expected to commence in the summer of 2011 for a summer 2012 opening.

The Company entered into a joint venture agreement with the Edwards Companies for the development of a 774-bed, $41.4 million collegiate housing community adjacent to the University of Alabama.  Construction is expected to commence in the spring of 2011 with a summer 2012 delivery.

The Company’s other recently announced development projects are progressing as planned.  The ground lease for The University of Texas at Austin ONE PlanSM on-campus development has been signed with construction planned to commence in the summer of 2011 for a summer 2013 opening.  Construction is on schedule for the Johns Hopkins Graduate Housing participating development for a summer 2012 opening.  As of December 31, 2010, the Company had funded $9.9 million of the $18.0 million in financing it has committed to the Johns Hopkins participating project.  The Storrs Center development, adjacent to the University of Connecticut, obtained all state and local approvals, clearing the way for the development to proceed towards its scheduled openings in 2012 and 2013.

“We are pleased with the progress of our active development pipeline and the partnerships we have established with the universities and the local communities,” stated Tom Trubiana, Education Realty Trust’s executive vice president and chief investment officer.  “The commencement of these projects is just a start of the promising signs we see in the continued need universities have for new housing, the desire and ability for those needs to be met and the acceptance of our ONE PlanSM project model.  In aggregate, we will deliver over $240 million of new collegiate housing in 2012 and 2013.”

Portfolio Repositioning and Capital Recycling

The Company completed several transactions in the fourth quarter of 2010 and in January of 2011 that culminated in a significant repositioning of its portfolio.  This included the sale of ten communities, eight of which were former Place-communities, with over 4,300 beds.  These communities were at mostly smaller universities with limited barriers to entry.  The disposition transactions reduced outstanding debt by $45.3 million and provided net cash proceeds of approximately $51.8 million.  The net proceeds were effectively reinvested in October 2010 when the Company completed the purchase of The GrandMarc at the Corner, a 641-bed collegiate housing community at the University of Virginia (UVA) in Charlottesville, Virginia for a purchase price of approximately $45.5 million.  UVA enrollment for the 2009/2010 academic year was approximately 24,400.  The GrandMarc opened the 2010-2011 lease term 90.8% occupied at an average monthly rental rate per bed of approximately $670.

Capital Structure

On December 31, 2010, the Company had cash and cash equivalents totaling $7.0 million and had $3.7 million outstanding on its revolving credit facility, which had a remaining borrowing base availability of $35.6 million.  The Company’s debt to gross assets was 41.5%, its net debt to EBITDA was 7.8x, and its interest coverage ratio was 2.2x.  Subsequent to year end the entire $3.7 million outstanding on the revolving credit facility was prepaid and a $3.0 million letter of credit that was outstanding on the revolving credit facility was terminated as a result of closing the asset sale.  Both of these events increase the Company’s availability under the revolving credit facility.

In January 2011, the Company completed a follow-on equity offering, selling 13.2 million shares, including the underwriters’ overallotment option.  The net proceeds of approximately $91.7 million, after deducting the underwriting discount and other offering costs, are expected to be used to repay approximately $19.4 million of variable rate mortgage debt, fund the Company’s current developments, fund future acquisitions and developments and for general corporate purposes.

Taking into account the asset sales and equity transactions previously noted, the Company’s debt was reduced to $331.7 million and its cash balance increased to $105.3 million.  These significant capital transactions reduced the Company’s debt to gross assets to 35.5% and net debt to enterprise value to 29.2%.  In addition, the Company’s borrowing base availability, after pledging eligible and unencumbered assets, would be approximately $88.7 million.  As a result, the Company is beginning 2011 with approximately $300 million of additional capacity to pursue external growth opportunities.

The Company sold 289 thousand shares of common stock under its “at-the-market” (ATM) equity distribution program in the fourth quarter of 2010 at an average price of $7.65.  The net proceeds after costs totaled $2.2 million.

Earnings Guidance and Outlook

Based upon the Company’s current estimates, Core FFO per share/unit is expected to be in the range of $0.36 to $0.40 for the full year ending December 31, 2011.  The following assumptions were used by management:

•	Same-community revenue growth of 3% to 5% and operating expense growth of 2% to 3% for the year, resulting in NOI growth of 3% to 6%;

•	Third-party development fees from existing projects of approximately $4.0 million, excluding revenue on the Johns Hopkins participating development;

•	Interest income and development fees, net of costs and taxes related to the Johns Hopkins participating development, are expected to be $1.7 to $2.2 million;

•	Third-party management fees from existing contracts are expected to be $3.2 to $3.5 million;

•
General and administrative expense is expected to be relatively flat at approximately $15.0 million.  This estimate does not include acquisition, severance or development pursuit cost as our guidance does not include these types of transactions;

•	Ground lease expense is expected to be $5.5 million, which includes $4.2 million of straight-lined ground rent that will be excluded from Core FFO;

•	Interest expense is expected to range between $19.0 and $20.0 million; and

•	Full year weighted average shares/units of 73.0 million.

The guidance for 2011 includes the impact of the asset sales and follow-on equity offering that occurred in January of 2011 but does not include any significant investing of the capital raised by those transactions.  Guidance also does not include the impact of any new third-party development or management contracts, additional One PlanSM developments, corporate restructuring costs or additional capital transactions.

Webcast and Conference Call

The company will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, February 24, 2011.  The call will be hosted by Randy Churchey, president and chief executive officer, Randy Brown, executive vice president and chief financial officer and Tom Trubiana, executive vice president and chief investment officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants from within the U.S. may dial (877) 941-8416, and participants from outside the U.S. may dial (480) 629-9808.  Participants may also access the call via live webcast by visiting the company’s investor relations Web site at www.educationrealty.com.

The replay of the call will be available at approximately 7:00 p.m. Eastern Time on February 24, 2011 through midnight Eastern Time on March 10, 2011.  To access the replay, the domestic dial-in number is (800) 406-7325, the international dial-in number is (303) 590-3030, and the passcode is 4403902.  The archive of the webcast will be available on the company’s Web site for a limited time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our most recent Annual Report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because it considers it to be an important supplemental measure of the Company’s operating performance, assists in the comparison of our operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interest in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure.  Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes.  The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects.  Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions, impairment losses and reorganization or severance costs.  The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets.  In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

About Education Realty Trust

Education Realty Trust Inc. (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EDR is a self-administered and self-managed real estate investment trust that owns or manages 54 communities in 23 states with more than 33,500 beds within more than 10,500 units. For more information please visit the company's web site at www.educationrealty.com.

Contact:
Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Collegiate housing properties, net	$652,603	$749,884
Collegiate housing properties - held for sale	45,044	-
Assets under development	1,146	-
Cash and cash equivalents	6,958	31,169
Restricted cash	4,791	4,579
Other assets	26,138	18,981

Total assets	$736,680	$804,613

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$367,631	$406,365
Revolving line of credit	3,700	-
Accounts payable and accrued expenses	18,324	11,658
Deferred revenue	12,243	10,346
Total liabilities	401,898	428,369

Commitments and contingencies	-	-

Redeemable noncontrolling interests	10,039	11,079

Equity:
Education Realty Trust, Inc. stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 58,657,056 and 56,705,605 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	587	567
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	414,850	410,455
Accumulated deficit	(90,694)	(48,636)
Total Education Realty Trust, Inc. stockholders’ equity	324,743	362,386
Noncontrolling interest	-	2,779
Total equity	324,743	365,165

Total liabilities and equity	$736,680	$804,613

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended December 31,
	2010	2009
Revenues:
Collegiate housing leasing revenue	$27,381	$25,757
Third-party development services	808	2,903
Third-party management services	854	851
Operating expense reimbursements	3,502	1,973
Total revenues	32,545	31,484

Operating expenses:
Collegiate housing leasing operations	11,541	10,749
General and administrative	4,047	3,887
Severance, development pursuit and acquisition costs	1,693	127
Depreciation and amortization	7,373	6,290
Ground leases	1,016	83
Loss on impairment	-	1,726
Reimbursable operating expenses	3,502	1,973
Total operating expenses	29,172	24,835

Operating income	3,373	6,649

Nonoperating expenses:
Interest expense	5,023	5,111
Amortization of deferred financing costs	284	285
Interest income	(13)	(136)
Total nonoperating expenses	5,294	5,260

Income (loss) before equity in losses of unconsolidated entities, income taxes and discontinued operations	(1,921)	1,389

Equity in losses of unconsolidated entities	(18)	(1,404)
Loss before income taxes and discontinued operations	(1,939)	(15)
Less: Income tax expense	175	707
Loss from continuing operations	(2,114)	(722)
Income from discontinued operations	492	394
Net loss	(1,622)	(328)

Less: Net income attributable to the noncontrolling interests	196	207
Net loss attributable to Education Realty Trust, Inc.	$(1,818)	$(535)

Earnings per share information:
Net loss attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted:	$(0.03)	$(0.01)

Weighted-average share of common stock outstanding – basic & diluted	58,714	56,700

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Year ended December 31,
	2010	2009
	(Unaudited)
Revenues:
Collegiate housing leasing revenue	$99,389	$96,822
Third-party development services	2,483	8,178
Third-party management services	3,189	3,221
Operating expense reimbursements	14,519	9,722
Total revenues	119,580	117,943

Operating expenses:
Collegiate housing leasing operations	48,430	47,889
General and administrative	14,964	15,400
Severance, development pursuit and acquisition costs	2,437	352
Depreciation and amortization	26,269	24,091
Ground leases	1,528	207
Loss on impairment	7,425	1,726
Reimbursable operating expenses	13,603	9,722
Total operating expenses	114,656	99,387

Operating income	4,924	18,556

Nonoperating expenses:
Interest expense	19,787	21,077
Amortization of deferred financing costs	1,192	939
Interest income	(414)	(469)
Gain on extinguishment of debt	-	(830)
Total nonoperating expenses	20,565	20,717

Loss before equity in losses of unconsolidated entities, income taxes and discontinued operations	(15,641)	(2,161)

Equity in losses of unconsolidated entities	(260)	(1,410)
Loss before income taxes and discontinued operations	(15,901)	(3,571)
Less: Income tax expense	442	1,905
Loss from continuing operations	(16,343)	(5,476)
Loss from discontinued operations	(25,948)	(1,615)
Net loss	(42,291)	(7,091)

Less: Net income (loss) attributable to the noncontrolling interests	(233)	164
Net loss attributable to Education Realty Trust, Inc.	$(42,058)	$(7,255)

Earnings per share information:
Net loss attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted:	$(0.73)	$(0.18)

Weighted-average shares of common stock outstanding – basic & diluted	57,536	40,496

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
Unaudited

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net loss attributable to Education Realty Trust, Inc.	$(1,818)	$(535)	$(42,058)	$(7,255)

Gain on sale of collegiate housing assets	(611)	-	(611)	-
Real estate related depreciation and amortization	7,249	6,184	25,829	23,499
Equity portion of real estate depreciation and amortization on equity investees	111	139	479	512
Depreciation and amortization of discontinued operations	415	1,298	4,111	5,023
Equity portion of loss on sale of collegiate housing property on equity investee	-	-	137	-
Noncontrolling interests	196	207	(233)	164
Funds from operations (“FFO”)	$5,542	$7,293	$(12,346)	$21,943

FFO adjustments: (3)
Loss (gain) on extinguishment of debt	1,426	-	1,426	(830)
Acquisition costs	1,443	-	1,467	-
Loss on impairment	-	3,173	33,610	3,173
Straight-line adjustment for ground leases (4)	721	-	984	-
Reorganization/severance costs, net of tax	24	-	447	-
FFO adjustments:	3,614	3,173	37,934	2,343

FFO on Participating Developments: (2)
Interest on loan to Participating Development	217	-	329	-
Development fees on Participating Development, net of costs and tax	105	-	128	-
FFO on Participating Developments:	322	-	457	-

Core funds from operations (“Core FFO”)	$9,478	$10,466	$26,045	$24,286

FFO per weighted average share/unit (1)	$0.09	$0.13	$(0.21)	$0.52

Core FFO per weighted average share/unit (1)	$0.16	$0.18	$0.44	$0.58

Weighted average shares/units (1)	59,825	58,086	58,737	41,873

Notes:
(1)	FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(2)
FFO on participating developments represents the actual economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development.  The adjustments are recognized under the same percentage of completion method of accounting used for third-party development fees.

(3)	Includes the impact of refinancing, impairment and reorganization charges as well as, acquisition costs and the impact of the GAAP straight-line adjustment related to ground lease expense.
(4)
This represents the straight-line rent expense adjustment required by GAAP related to ground leases at two of our communities.  Terms of the ground leases include an increase in annual rents based on the higher of 3% or the consumer price index.  Due to the fixed nature of the 3% floor, GAAP requires rent expense to be straight-lined over the lease period.  As our ground lease terms range from 40 to 99 years, the adjustment to straight-line these inflation type rent increases becomes material to our operating results, distorting the true economic results of the communities by matching today's resident rental revenue against future year's ground lease expense.  For the year ended December 31, 2010, the adjustment includes $664 related to the recently acquired GrandMarc community at the University of Virginia and $320 related to University Village on Colvin in Syracuse.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
2011 GUIDANCE – RECONCILIATION OF FFO
(Amounts in thousands, except per share data)
Unaudited

The following is a reconciliation of the Company’s 2011 FFO guidance to net loss:

	Year ending December 31, 2011
	Low End	High End

Net loss attributable to Education Realty Trust, Inc.	$(7,645)	$(5,330)

Real estate related depreciation and amortization	27,300	27,300
Equity portion of real estate depreciation and amortization on equity investees	450	450
Noncontrolling interest	300	340
Funds from operations ("FFO")	$20,405	$22,760

FFO adjustments: (3)
Straight-line adjustment for ground leases (4)	4,200	4,200
FFO adjustments:	4,200	4,200

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,300	1,600
Development fees on Participating Development, net of costs and taxes	375	640
FFO on Participating Developments:	1,675	2,240

Core funds from operations ("Core FFO")	$26,280	$29,200

Core FFO per weighted average share/unit (1)	$0.36	$0.40

Weighted average shares/units (1)	73,000	73,000

Notes:
(1)	Core FFO per weighted average share/unit was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(2)
FFO on participating developments represents the actual economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development.  The adjustments are recognized under the same percentage of completion method of accounting used for third-party development fees.

(3)	Includes the impact of refinancing, impairment and reorganization charges as well as acquisition costs and the impact of the GAAP straight-line adjustment related to ground lease expense.
(4)
This represents the straight-line rent expense adjustment required by GAAP related to ground leases at two of our communities.  Terms of the ground leases include an increase in annual rents based on the higher of 3% or the consumer price index.  Due to the fixed nature of the 3% floor, GAAP requires rent expense to be straight-lined over the lease period.  As our ground lease terms range from 40 to 99 years, the adjustment to straight-line these inflation type rent increases becomes material to our operating results, distorting the true economic results of the communities by matching today's resident rental revenue against future year's ground lease expense.  For the year ended December 31, 2011, the adjustment includes $4.0 million related to the recently acquired GrandMarc community at the University of Virginia and $0.2 million related to University Village on Colvin in Syracuse.